UBS

Articles of Association UBS AG

7 May 2015

The present text is a translation of the original German Articles of Association ("Statuten") which constitute the definitive text and are binding in law.

In these Articles of Association, references to the generic masculine equally apply to both sexes.

Contents

Section 1
Name, registered office, business object and duration of the Corporation 4

Section 2
Share capital 5

Section 3
Corporate bodies 9
A. General Meeting of Shareholders 9
B. Board of Directors 13
C. Group Executive Board 19
D. Auditors 21

Section 4
Financial statements and appropriation of profit, reserves 22

Section 5
Compensation of the members of the Board of Directors
and the Group Executive Board 23

Section 6
Notices and jurisdiction 26

Section 1
Name, registered office, business object and duration of the Corporation

Name and registered office

Article 1
A corporation limited by shares under the name of UBS AG / UBS SA / UBS Inc. is established with a registered office in Zurich and Basel.

Business object

Article 2
[1] The purpose of the Corporation is the operation of a bank. Its scope of operations extends to all types of banking, financial, advisory, trading and service activities in Switzerland and abroad.
[2] The Corporation may establish branches and representative offices as well as banks, finance companies and other enterprises of any kind in Switzerland and abroad, hold equity interests in these companies, and conduct their management.
[3] The Corporation is authorized to acquire, mortgage and sell real estate and building rights in Switzerland and abroad.
[4] The Corporation may provide loans, guarantees and other kinds of financing and security for Group companies and borrow and invest money on the money and capital markets.

Duration

Article 3
The duration of the Corporation shall not be limited by time.

Section 2
Share capital

Article 4

Share capital

[1] The share capital of the Corporation is CHF 384,456,091.30 (three hundred and eighty-four million, four hundred and fifty-six thousand and ninety-one Swiss francs and thirty centimes), divided into 3,844,560,913 registered shares with a par value of CHF 0.10 each. The share capital is fully paid up.

[2] Registered shares may be converted into bearer shares and bearer shares into registered shares by resolution of the General Meeting of Shareholders.

Article 4a

Conditional capital

[1] The share capital may be increased by a maximum of CHF 13,620,031.20 through the issuance of a maximum of 136,200,312 fully paid registered shares with a par value of CHF 0.10 each upon exercise of employee options issued to employees and members of the management and of the Board of Directors of the Corporation and its subsidiaries. The pre-emptive rights and the advance subscription rights of the shareholders shall be excluded. The issuance of these options to employees and members of the management and of the Board of Directors of the Corporation and its subsidiaries will take place in accordance with the plan rules issued by the Board of Directors and its Compensation Committee. The acquisition of shares through the exercise of option rights as well as every subsequent transfer of these shares shall be subject to the registration requirements set forth in Article 5 of the Articles of Association.

[2] The share capital may be increased in an amount not to exceed CHF 38,000,000 by the issuance of up to 380,000,000 fully paid registered shares with a nominal value of CHF 0.10 each through the voluntary or mandatory exercise of conversion rights and / or warrants granted in connection with the issuance of bonds or similar financial instruments by the Company or one of its group companies on national or international capital markets. The pre-emptive

rights of the shareholders shall be excluded. The then current owners of conversion rights and / or warrants shall be entitled to subscribe for the new shares. The conditions of the conversion rights and / or warrants shall be determined by the Board of Directors.
The acquisition of shares through voluntary or mandatory exercise of conversion rights and / or warrants, as well as each subsequent transfer of the shares, shall be subject to the registration requirements set forth in Article 5 of the Articles of Association.
In connection with the issuance of convertible bonds or bonds with warrants or similar financial instruments, the Board of Directors shall be authorized to restrict or exclude the advance subscription rights of shareholders if such instrument is issued (i) on national or international capital markets or (ii) to one or more financial investors. If the advance subscription rights are restricted or excluded by the Board of Directors, the following shall apply: the issuance of such instrument shall be made at prevailing market conditions, and the new shares shall be issued pursuant to the relevant conditions of that financial instrument. Conversion rights may be exercised during a maximum 10-year period, and warrants may be exercised during a maximum 7-year period, in each case from the date of the respective issuance. The issuance of the new shares upon voluntary or mandatory exercise of conversion rights and / or warrants shall be made at conditions taking into account the market price of the shares and / or comparable instruments with a market price at the time of the issuance of the relevant financial instrument.
[3] The share capital may be increased by a maximum of 50,000,000 fully paid registered shares with a nominal value of CHF 0.10 each by a maximum of CHF 5,000,000 through the exercise of options which the Company will grant in connection with the cash or title dividend distributed in the year 2015. Grants of options shall be made either to all shareholders or to a third or affiliated party which – exclusively for the creation of shares in favor of those shareholders

who have elected a title dividend – exercises the options and fully pays up the shares in cash. Within these limits, the preemptive rights and the advanced subscription rights of the shareholders are excluded. The conditions of the options shall be determined by the Board of Directors taking into consideration the pre-requisites of the cash or title dividend. The acquisition of shares through the exercise of options, as well as each subsequent transfer of the shares, shall be subject to the registration requirements set forth in Article 5 of the Articles of Association.

Article 5

Share register and nominees

[1] A share register is maintained for the registered shares, in which owners' and usufructuaries' family and given names are entered, with their complete address and nationality (or registered office for legal entities). Shares held in joint accounts may be registered jointly with voting rights, if all registered owners of the shares provide the declaration requested in paragraph 3 below.

[2] If the mailing address of a shareholder changes, the new address must be communicated to the Corporation. As long as this has not been done, all written communications will be sent to the address entered in the share register, this being valid according to the requirements of the law.

[3] Those who acquire registered shares shall be entered in the share register as shareholders with voting rights if they expressly declare that they acquired these registered shares in their own names and for their own account. If the party acquiring the shares is not prepared to provide such a declaration, the Board of Directors may refuse to allow the shares to be entered with voting rights.

[4] The restriction on registration under paragraph 3 above also applies to shares acquired by the exercise of preemptive, option or conversion rights.

[5] The Board of Directors is authorized, after hearing the position of the registered shareholder or nominee affected, to strike the entry of a shareholder with voting rights from

the share register retroactively with effect to the date of the entry, if it was obtained under false pretences. The party affected must be informed of the action immediately.
[6] The Board of Directors formulates general principles relating to the registration of fiduciaries / nominees and issues the necessary regulations to ensure compliance with the above provisions.

Article 6

Form of shares

[1] Registered shares of the Corporation will be, subject to paragraph 2, in the form of uncertificated securities (in the sense of the Swiss Code of Obligations) and intermediary-held securities (in the sense of the Intermediary-Held Securities Act).
[2] Following his registration in the share register, the shareholder may request the Corporation to issue a written statement in respect of his registered shares at any time; however, he has no entitlement to the printing and delivery of share certificates. In contrast, the Corporation may print and deliver share certificates for registered shares (single certificates, certificates representing multiples of shares or global certificates) at any time. It may withdraw registered shares issued as intermediary-held securities from the respective custody system. With the consent of the shareholder, the Corporation may cancel issued certificates which are returned to it without replacement.

Article 7

Exercise of rights

[1] The Corporation recognizes only one representative per share.
[2] Voting rights and associated rights may only be exercised in relation to the Corporation by a party entered in the share register as having the right to vote.

Section 3
Corporate bodies

A. General Meeting of Shareholders

Article 8

Authority

The General Meeting of Shareholders is the Corporation's supreme corporate body.

Article 9

Types of General Meetings
a. Annual General Meeting

The Annual General Meeting takes place every year within six months after the close of the financial year; the annual report, the compensation report and the reports of the Auditors must be available for inspection by shareholders at the Corporation's registered offices at least twenty days before the meeting.

Article 10

b. Extraordinary General Meetings

[1] Extraordinary General Meetings are convened whenever the Board of Directors or the Auditors consider it necessary.
[2] Such a meeting must also be convened if demanded by a resolution of the shareholders in General Meeting or by a written request from one or more shareholders, representing together at least one tenth of the share capital, specifying the items to be included on the agenda and the proposals to be put forward.

Article 11

Convening

[1] The General Meeting shall be called by the Board of Directors, or if need be by the Statutory Auditors, at least twenty days before the meeting is to take place. The meeting is called by publishing a single notice in the publication of record designated by the Corporation. An invitation will be sent to all shareholders registered.
[2] The notice to convene the General Meeting shall specify the agenda with the proposals of the Board of Directors and proposals from shareholders, and in the event of elections the names of the proposed candidates.

Article 12

Placing of items on the agenda

[1] Shareholders representing shares with an aggregate par value of CHF 62,500 may submit proposals for matters to be placed on the agenda for consideration by the Annual General Meeting, provided that their proposals are submitted in writing within the deadline published by the Corporation and include the actual motion(s) to be put forward.
[2] No resolutions may be passed concerning matters which have not been duly placed on the agenda, except on a motion put forward at the General Meeting to call an Extraordinary General Meeting or a motion for a special audit to be carried out.

Article 13

Chairmanship, tellers, minutes

[1] The Chairman of the Board of Directors or, if the Chairman cannot attend, a Vice Chairman or another member designated by the Board of Directors, shall preside over the General Meeting and appoint a secretary and the necessary tellers.
[2] Minutes are kept of the proceedings and must be signed by the presiding chair of the meeting and the secretary.

Article 14

Shareholder proxies

[1] The Board of Directors issues procedural rules for participation and representation of shareholders at the General Meeting, including the requirements as to powers of attorney.
[2] A shareholder may only be represented at the General Meeting by his legal representative, under a written power of attorney by another shareholder eligible to vote or, under a written or electronic power of attorney, by the Independent Proxy.
[3] The presiding chair of the meeting decides whether to recognize the power of attorney.

Article 15

Independent Proxy

[1] The Independent Proxy shall be elected by the General Meeting for a term of office expiring after completion of the next Annual General Meeting.
[2] Re-election is permitted.
[3] If the Corporation does not have an Independent Proxy, the Board of Directors shall appoint the Independent Proxy for the next General Meeting.

Article 16

Voting right

Each share conveys the right to cast one vote.

Article 17

Resolutions, elections

[1] Resolutions and elections are decided at the General Meeting by an absolute majority of the votes cast, excluding blank and invalid ballots, subject to these Articles of Association and the compulsory provisions of the law.
[2] A resolution to change Art. 19 of these Articles of Association, to remove one fourth or more of the members of the Board of Directors, or to delete or modify Art. 17 paragraph 2 of these Articles of Association, must receive at least two thirds of the votes represented.
[3] The presiding chair of the meeting shall decide whether voting on resolutions and elections be conducted electronically or with a show of hands. Ordinary written ballots may also be adopted. Shareholders representing at least 3% of the votes represented may always request that a vote or election take place electronically or by written ballot.
[4] In the case of written ballots, the presiding chair of the meeting may rule that only the ballots of those shareholders shall be collected who choose to abstain or to cast a negative vote, and that all other shares represented at the General Meeting at the time of the vote shall be counted in favour, in order to expedite the counting of the votes.

Article 18

Powers

The General Meeting has the following powers:

a) To establish and amend the Articles of Association
b) To elect the members and the Chairman of the Board of Directors and the members of the compensation committee
c) To elect the Auditors
d) To elect the Independent Proxy
e) To approve the management report and the consolidated financial statements
f) To approve the annual accounts and to decide upon the appropriation of the net profit shown in the balance sheet
g) To approve the compensation for the Board of Directors and the Group Executive Board pursuant to Article 43 of the Articles of Association
h) To give the members of the Board of Directors and of the Group Executive Board a discharge
i) To take decisions on all matters reserved to the General Meeting by law or by the Articles of Association, or which are placed before it by the Board of Directors.

B. Board of Directors

Number of Board members

Article 19

The Board of Directors shall consist of at least six and no more than twelve members.

Term of office

Article 20

[1] The term of office for members of the Board of Directors and its Chairman expires after completion of the next Annual General Meeting.

[2] Members whose term of office has expired are immediately eligible for re-election.

Organization

Article 21

[1] Except for the election of the Chairman and the members of the compensation committee by the General Meeting, the Board of Directors shall constitute itself. It shall elect at least one Vice Chairman and a Senior Independent Director from among its members.

[2] The Board of Directors shall appoint its secretary, who need not be a member of the Board.

[3] If the office of the Chairman is vacant, the Board of Directors shall appoint a new Chairman from among its members for the remaining term of office.

Convening, participation

Article 22

[1] The Chairman shall convene the Board of Directors as often as business requires, but at least six times a year.

[2] The Board of Directors shall also be convened if one of its members or the Group Chief Executive Officer submits a written request to the Chairman to hold such a meeting.

Article 23

Decisions

[1] Decisions of the Board of Directors are taken by an absolute majority of the votes cast. In case of a tie, the presiding chair of the meeting shall cast the deciding vote.
[2] The number of members who must be present to constitute a quorum, and the modalities for the passing of resolutions shall be laid down by the Board of Directors in the Organization Regulations. No such quorum is required for decisions confirming and amending resolutions relating to capital increases.

Article 24

Duties and powers

The Board of Directors has ultimate responsibility for the management of the Corporation and the supervision and control of its executive management.
The Board of Directors may also take decisions on all matters which are not expressly reserved to the shareholders in General Meeting or to another corporate body by law or by the Articles of Association.

Article 25

Ultimate responsibility for the management of the Corporation

The ultimate responsibility for the management of the Corporation comprises in particular:

a) Preparing of and deciding on proposals to be placed before the General Meeting
b) Issuing the regulations necessary for the conduct of business and for the delineation of authority, in particular the Organization Regulations and the regulations governing the Group Internal Audit
c) Laying down the principles for the accounting, financial and risk controls and financial planning, in particular the allocation of equity resources and risk capital for business operations
d) Decisions on Group strategy and other matters reserved to the Board of Directors under the Organization Regulations

e) Appointment and removal of (i) the Group Chief Executive Officer, (ii) such other members of the Group Executive Board as the Organization Regulations require to be appointed by the Board of Directors, and (iii) the Head of Group Internal Audit
f) Decisions on increasing the share capital, to the extent this falls within the authority of the Board of Directors (Art. 651 paragraph 4 of the Swiss Code of Obligations), on the report concerning an increase in capital (Art. 652e of the Swiss Code of Obligations) and on the ascertainment of capital increases and the corresponding amendments to the Articles of Association.

Article 26

Supervision, control

Supervision and control of the business management comprises in particular the following:
a) Review of the management report, consolidated and parent company financial statements, the compensation report as well as quarterly financial statements
b) Acceptance of regular reports covering the course of business and the position of the Group, the status and development of country, counterparty and market risks and the extent to which equity and risk capital are tied up due to business operations
c) Consideration of reports prepared by the Auditors concerning the annual financial statements.

Article 27

Delegation, Organization Regulations

The Board of Directors may delegate part of its authority to one or more of its members, subject to Arts. 25 and 26 of the Articles of Association. The allocation of authority and functions shall be defined in the Organization Regulations.

Article 28

Number of members, term of office and organization of the compensation committee

[1] The compensation committee shall consist of at least three members of the Board of Directors.

[2] The compensation committee shall organize itself within the limits of the law and of the Articles of Association. The Board of Directors shall appoint a chairperson.

[3] If there are vacancies on the compensation committee, the Board of Directors shall appoint the missing members from among its members for the remaining term of office.

Article 29

Duties and powers of the compensation committee

[1] The compensation committee supports the Board of Directors in establishing and reviewing the Corporation's compensation strategy and guidelines and in articulating the performance objectives relevant for determining individual total compensation for each member of the Group Executive Board. The compensation committee also prepares the proposals to the General Meeting regarding the compensation of the Board of Directors and of the Group Executive Board, and may submit proposals to the Board of Directors on other compensation-related issues.

[2] The Board of Directors shall determine, and codify in the Organization Regulations, for which functions of the Group Executive Board the compensation committee shall establish and review financial and non-financial performance targets and assess the performance against these targets to determine compensation recommendations for the members of the Group Executive Board. In accordance with the Organization Regulations, these recommendations shall be presented to the Board of Directors for review or approval, subject to the approval by the General Meeting as set out in Article 43 of these Articles of Association. The compensation committee shall, in accordance with the Organization Regulations, also submit a proposal for the compensation for the members of the Board of Directors to the Board of Directors, subject to the approval

by the General Meeting as set out in Article 43 of these Articles of Association.

[3] The Board of Directors may delegate further tasks to the compensation committee which shall be determined in the Organization Regulations approved by the Board of Directors.

Article 30

Signatures

[1] Signing in the name of the Corporation requires two authorized signatures to be binding.

[2] All details shall be determined in the Organization Regulations and in a special Group Directive.

Article 31

[1] No member of the Board of Directors may hold more than four additional mandates in listed companies and five additional mandates in non-listed companies.

[2] The following mandates are not subject to the limitations set forth in paragraph 1:

a) Mandates in companies which are controlled by the Corporation or which control the Corporation
b) Mandates held at the request of the Corporation or companies controlled by it. No member of the Board of Directors shall hold more than ten such mandates
c) Mandates in associations, charitable organizations, foundations, trusts and employee welfare foundations. No member of the Board of Directors shall hold more than ten such mandates.

[3] Mandates shall mean mandates in the supreme governing body of a legal entity which is required to be registered in the commercial register or a comparable foreign register. Mandates in different legal entities which are under joint control are deemed one mandate.

Terms of agreements relating to compensation

Article 32

The Corporation or companies controlled by it may enter into agreements for a fixed term with members of the Board of Directors relating to their compensation. Duration and termination shall comply with the term of office and the law.

Loans

Article 33

Loans to the members of the Board of Directors shall be made in the ordinary course of business on substantially the same terms as those granted to employees of the Corporation or companies controlled by it. The total amount of such loans shall not exceed CHF 20,000,000 per member.

C. Group Executive Board

Article 34

Organization

The Group Executive Board is composed of the Group Chief Executive Officer and at least three other members as further set forth in the Organization Regulations.

Article 35

Functions, authorities

[1] The Group Executive Board, acting under the leadership of the Group Chief Executive Officer, is responsible for the management of the Group. It is the supreme executive body as defined by the Swiss Federal Law on Banks and Savings Banks. It implements the Group strategy decided by the Board of Directors and ensures the execution of the decisions of the Board of Directors. It is responsible for the Group's results.

[2] The responsibilities and authorities of the Group Executive Board and other management units designated by the Board of Directors are defined by the Organization Regulations.

Article 36

Mandates

[1] No member of the Group Executive Board may hold more than one additional mandate in a listed company and five additional mandates in non-listed companies, subject to approval by the Board of Directors.

[2] The following mandates are not subject to the limitations set forth in paragraph 1:

a) Mandates in companies which are controlled by the Corporation or which control the Corporation
b) Mandates held at the request of the Corporation or companies controlled by it. No member of the Group Executive Board shall hold more than ten such mandates
c) Mandates in associations, charitable organizations, foundations, trusts and employee welfare foundations. No member of the Group Executive Board shall hold more than eight such mandates.

[3] Mandates shall mean mandates in the supreme governing body of a legal entity which is required to be registered in the commercial register or a comparable foreign register. Mandates in different legal entities which are under joint control are deemed one mandate.

Article 37

Employment contract terms

[1] The term of employment contracts with the members of the Group Executive Board may be unlimited with a notice period of twelve months or may be fixed with a maximum term of one year.

[2] The Corporation or companies controlled by it may enter into non-compete agreements with the members of the Group Executive Board for the time after termination of the employment agreement for a duration of up to one year. The respective consideration shall not exceed the total compensation paid or granted to such member for the full financial year prior to termination.

Article 38

Loans

Loans to the members of the Group Executive Board shall be made in the ordinary course of business on substantially the same terms as those granted to employees of the Corporation or companies controlled by it. The total amount of such loans shall not exceed CHF 20,000,000 per member.

D. Auditors

Article 39

Term of office, authority and duties

[1] An auditing company subject to governmental supervision as required by law is to be appointed as Auditors.

[2] The shareholders in the General Meeting shall elect the Auditors for a term of office of one year. The rights and duties of the Auditors are determined by the provisions of the law.

[3] The General Meeting may appoint Special Auditors for a term of three years, who provide the attestations required for capital increases.

Section 4
Financial statements and appropriation of profit, reserves

Article 40

Financial year

The consolidated and parent company financial accounts are closed on 31 December of each year.

Article 41

Appropriation of disposable profit

[1] At least 5% of the profit for the year is allocated to the general statutory reserve until such time as said reserve amounts to 20% of the share capital.

[2] The remaining profit is, subject to the provisions of the Swiss Code of Obligations and of the Federal Banking Law, at the disposal of the shareholders in General Meeting who may also use it for the formation of free or special reserves.

Article 42

Reserves

The shareholders in General Meeting determine the utilization of the general reserve in accordance with the legal provisions acting upon the recommendations of the Board of Directors.

Section 5
Compensation of the members of the Board of Directors and the Group Executive Board

Approval of the compensation of the Board of Directors and the Group Executive Board

Article 43

[1] The General Meeting shall approve the proposals of the Board of Directors in relation to:

a) The maximum aggregate amount of compensation of the Board of Directors for the period until the next Annual General Meeting
b) The maximum aggregate amount of fixed compensation of the Group Executive Board for the following financial year
c) The aggregate amount of variable compensation of the Group Executive Board for the preceding financial year.

[2] The Board of Directors may submit for approval by the General Meeting deviating and additional proposals relating to the same or different periods.

[3] In the event the General Meeting does not approve a proposal of the Board of Directors, the Board of Directors shall determine, taking into account all relevant factors, the respective (maximum) aggregate amount or (maximum) partial amounts, and submit the amount(s) so determined for approval by the General Meeting.

[4] The Corporation or companies controlled by it may pay or grant compensation prior to approval by the General Meeting, subject to subsequent approval.

General compensation principles

Article 44

[1] The compensation system of the Corporation is designed to align reward with sustainable performance and to support appropriate and controlled risk-taking.

[2] When determining individual compensation, the Board of Directors or, where delegated to it, the compensation committee takes into account position and level of responsibility of the recipient and performance of the Corporation and companies controlled by it. It ensures compliance with applicable regulatory requirements.

[3] Compensation may be paid or granted in the form of cash, shares, financial instruments or units, in kind, or in the form of benefits.
The Board of Directors or, where delegated to it, the compensation committee determines the key features, such as grant, vesting, exercise and forfeiture conditions and applicable harmful acts provisions. The Board of Directors, or where delegated to it, the compensation committee may provide, among other things, for continuation, acceleration or removal of vesting and exercise conditions, for payment or grant of compensation assuming target achievement or for forfeiture in the event of pre-determined events such as a change-of-control or termination of an employment or mandate agreement. The Corporation or companies controlled by it may procure any shares required to meet any resulting payment obligations through purchases in the market or, to the extent available, by using the Corporation's conditional share capital.
[4] Compensation may be paid or granted by the Corporation or companies controlled by it.

Article 45

Compensation of the Board of Directors

[1] Compensation of the members of the Board of Directors shall comprise a base remuneration and may comprise other compensation elements and benefits.
[2] Compensation of the members of the Board of Directors is intended to recognize the responsibility and governance nature of their role, to attract and retain qualified individuals, and to ensure alignment with shareholders' interest.

Article 46

Compensation of the Group Executive Board

[1] Compensation of the members of the Group Executive Board shall comprise fixed and variable compensation elements.
[2] Fixed compensation shall comprise the base salary and may comprise other compensation elements and benefits.

[3] Variable compensation elements shall be governed by financial and non-financial performance measures that take into account the performance of the Corporation and / or parts thereof, targets in relation to the market, other companies or comparable benchmarks and short- and long-term strategic objectives and / or individual targets. The Board of Directors or, where delegated to it, the compensation committee determines the respective performance measures, the overall and individual performance targets, and their achievements.
[4] The Board of Directors or, where delegated to it, the compensation committee aims to ensure alignment with sustainable performance and appropriate risk-taking through adequate deferrals, forfeiture conditions, caps on compensation, harmful acts provisions and similar means with regard to parts of or all of the compensation. Parts of variable compensation shall be subject to a multi-year vesting period.
[5] If the aggregate amount of compensation already approved by the General Meeting is not sufficient to also cover the compensation of a person who becomes a member of or is being promoted within the Group Executive Board after the General Meeting has approved the compensation, the Corporation or companies controlled by it shall be authorized to pay or grant each such Group Executive Board member a supplementary amount during the compensation period(s) already approved. The aggregate pool for such supplementary amounts per compensation period shall not exceed 40% of the average of total annual compensation paid or granted to the Group Executive Board during the previous three years.

Section 6
Notices and jurisdiction

Article 47

Official publication media

Public notices appear in the Swiss official commercial gazette (in French "Feuille Officielle Suisse du Commerce", or German "Schweizerisches Handelsamtsblatt"). The Board of Directors may designate other publications as well.

Article 48

Jurisdiction

Jurisdiction for any disputes arising out of the corporate relationship shall be at both the registered offices of the Corporation, with the exception of legal actions in connection with the contestation or nullity of decisions of the General Meeting or the nullity of Board of Directors' decisions, where jurisdiction shall exclusively be with the courts of Zurich.

UBS AG
P.O. Box, CH-8098 Zurich
P.O. Box, CH-4002 Basel

www.ubs.com

UBS